Exhibit 8.1

Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4109
415.434.9100 main
415.434.3947 fax
www.sheppardmullin.com

December 28, 2020

AMERI Holdings, Inc.

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia 30005

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated of August 12, 2020 (the “Tender Agreement”), between Ameri Holdings, Inc., a Delaware corporation (“Ameri”, and after giving effect to the Exchange and the completion of the transactions contemplated by the Tender Agreement, as the “Resulting Issuer”), Jay Pharma Inc., a Canada corporation (“Jay Pharma”), Jay Pharma Merger Sub, Inc., a Canada corporation, 1236567 B.C. Unlimited Liability Company, a British Columbia unlimited liability corporation, and Barry Kostner as the Parent Representative. Pursuant to the Tender Agreement, all of the outstanding stock, warrants and options of the Company shall be tendered to the Parent in exchange for stock, warrants and options of the Parent (such exchange, the “Exchange”), with the Company continuing as a wholly owned subsidiary of the Parent. Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Tender Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Ameri in connection with the Exchange. For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review of any factual statements therein) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1. The Tender Agreement;

2. The registration statements of Ameri (i) on Form S-4 filed on November 10, 2020 with the Securities and Exchange Commission (the “SEC”) and (ii) on Form S-4 MEF filed on December 28, 2020 with the SEC, each with respect to the common stock to be issued to the common shareholders of Jay Pharma in connection with the Exchange (collectively, the “Registration Statement”), and the proxy statement/prospectus of Ameri and Jay Pharma, respectively, included in the Registration Statement (the “Proxy Statement/ Prospectus”);

3. Those certain tax representation letters of even date herewith delivered to us by Ameri (the “Ameri Tax Representation Letter”) and by Jay Pharma (the “Jay Pharma Tax Representation Letter”, and, together with the Ameri Tax Representation Letter, the “Tax Representation Letters”); and

4. Such other instruments and documents related to the formation, organization and operation of Ameri and Jay Pharma and to the consummation of the Exchange, and the other transactions contemplated by the Tender Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Ameri and Jay Pharma and their management employees, officers, directors and shareholders in connection with the Exchange, including, but not limited to, those set forth in the Tender Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c) All covenants contained in the Tender Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Exchange will be consummated in the manner contemplated by the Proxy Statement/Prospectus, and in accordance with the Tender Agreement without any waiver or breach of any material provision thereof (except for waivers not affecting the structure of the Exchange or the consideration to be paid in connection therewith), and the Exchange will be effective under applicable state law; and

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Offer”, insofar as such discussion constitutes statements of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Exchange to U.S. holders (as defined in the Registration Statement) of shares of common stock of the Company.

This opinion does not address the various state, local or foreign tax consequences that may result from the Exchange or the other transactions contemplated by the Tender Agreement, and does not address the federal tax consequences of any transaction other than the Exchange as described in the Tender Agreement. In addition, no opinion is expressed about the federal tax treatment of the proposed Exchange under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Exchange that are not specifically covered by the above opinion, nor about any tax effects of the proposed Exchange other than its status as a reorganization for federal income tax purposes, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Exchange, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON llp
SHEPPARD, MULLIN, RICHTER & HAMPTON llp